Exhibit 99.1

SandRidge Energy, Inc. Reports Financial and Operational Results for Second

Quarter and First Six Months of 2010

Increases Oil Drilling to 19 Rigs Currently from 11 Rigs in First Quarter 2010

Increases Oil Production in Second Quarter 2010 by 11% from First Quarter 2010 and by 86% from Second Quarter 2009

Completes Acquisition of Arena Resources, Inc. Resulting in Current Daily Oil

Production of Approximately 23,700 Bbls(1)

Oklahoma City, Oklahoma, August 4, 2010 – SandRidge Energy, Inc. (NYSE: SD) today announced financial and operational results for the quarter and six months ended June 30, 2010.

Key Financial Results

Second Quarter

•

Net income available to common stockholders of $44.9 million, or $0.20 per share fully diluted, for second quarter 2010 compared to net loss applicable to common stockholders of $91.2 million, or $0.52 per share fully diluted, in second quarter 2009.

•	Adjusted EBITDA of $190.9 million for second quarter 2010 compared to $144.0 million in second quarter 2009.
•	Operating cash flow of $135.5 million for second quarter 2010 compared to $100.2 million in second quarter 2009.
•

Adjusted net income available to common stockholders (which excludes non-cash asset impairments, if any, and unrealized gains or losses on derivative contracts) of $48.0 million, or $0.23 per share, in second quarter 2010 compared to $44.3 million, or $0.25 per share, in second quarter 2009.

First Six Months

•

Net income available to common stockholders of $63.5 million, or $0.30 per share fully diluted, for the first six months of 2010 compared to net loss applicable to common stockholders (including $1.3 billion non-cash full cost ceiling impairment) of $1.2 billion, or $7.38 per share fully diluted, in the first six months of 2009.

•	Adjusted EBITDA of $331.6 million for first six months of 2010 compared to $302.9 million in first six months of 2009.
•	Operating cash flow of $221.9 million for first six months of 2010 compared to $221.4 million in first six months of 2009.
•

Adjusted net income available to common stockholders (which excludes non-cash asset impairments, if any, and unrealized gains or losses on derivative contracts) of $50.8 million, or $0.24 per share, in first six months of 2010 compared to $84.8 million, or $0.50 per share, in first six months of 2009.

Adjusted EBITDA, operating cash flow and adjusted net income available to common stockholders are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 9.

(1)	Includes 85% crude oil and 15% NGLs.

Continued Emphasis on Oil

•

Completed acquisition of Arena Resources, Inc. (“Arena”) in July 2010, increasing low-risk Permian Basin oil drilling locations to 7,200 and increasing acreage position in the Permian Basin to over 270,000 gross (220,000 net) acres.

•	Increased oil drilling to 19 rigs currently from 11 rigs in first quarter 2010 and 5 rigs in fourth quarter 2009.
•	Drilled 76 wells in the Permian Basin during second quarter 2010 and brought 54 wells on production bringing the total producing well count in the Permian Basin to over 1,600 wells.
•	Increased oil production to 1,344 MBbl in second quarter 2010 from 1,211 MBbl in first quarter 2010 and 722 MBbl in second quarter 2009 through continued drilling and development.
•	Current rate of return on Permian Basin drilling exceeds 50%.

Piñon Field Development Update

•	Development and expansion of the Piñon Field continued during second quarter 2010 with the addition of 39 wells, bringing the producing well count to approximately 800 wells.
•	Company anticipates future decrease in rig count to 5 from 8 rigs running currently.
•

Construction of Century Plant Phase 1 has been completed with anticipated start up in third quarter 2010. Century Plant Phase 1 will add approximately 400 MMcf per day of CO2 treating capacity resulting in expected efficiency gains of approximately $30.0 million annually.

West Texas Overthrust (“WTO”) Exploration Update

•

The Allison 4 6-3, the company’s third exploratory well of 2010, is located on the west side of the Piñon Field. The Allison 4 6-3 targeted a large anticlinal structure identified by 3-D seismic and was drilled to a total depth of 13,610 feet. Approximately 1,800 feet of total Ellenburger dolomite was encountered and a potential Simpson sand discovery zone was penetrated at approximately 10,200 feet. Significant fractures and shows were seen throughout these intervals. Results of testing are expected in third quarter 2010.

•

The company’s fourth exploratory well of 2010 has commenced drilling. The Walker-State 100A-1A will test the “Norris” structure, interpreted by 3-D seismic to be a large four-way closure approximately 31 miles east of the Piñon Field. The Walker-State 100A-1A has an anticipated drill depth of 11,000 feet and will test a structure up to 10,000 acres in size that has no previous wells drilled into it.

•

As previously reported, the “Magnolia” structure was tested by the Owens 103-1A which encountered three gas-bearing sands. The lower-most sand, known as the “Owens” sand at an approximate depth of 10,400 feet, tested at a rate of 2.1 MMcf per day with 1,400 psi flow tubing pressure on an 18/64 choke. The other sands at approximately 6,400 feet, which are equivalent to the Tesnus sand found in the Piñon Field, are currently being tested. The company anticipates completion results during third quarter 2010.

Recent Developments

•

The company has signed an agreement with an oil and gas company to sell certain deep acreage rights in the Cana Shale play in western Oklahoma for approximately $139.0 million in cash. The company will retain the shallow rights associated with the acreage. The sale is expected to close during the third quarter of 2010 and is subject to customary closing adjustments.

•	The company expects to raise an additional $200.0 million to $400.0 million through the sale of non-core assets by the end of 2011.

Tom L. Ward, Chairman and CEO commented, “We have successfully transformed to a fully diversified oil and gas company with the ability to selectively drill for oil or gas as circumstances dictate. Approximately 70% of our current revenues are generated by oil production. We are able to maintain rates of return in excess of 50% as a result of our oil hedges, shallow depth of drilling and certainty of outcome in the Central Basin Platform of the Permian Basin. Our focus will continue to be to direct capital to the best economic returns.”

Drilling Activities

The company averaged 25 rigs operating during the second quarter of 2010 and drilled 129 wells. The company drilled a total of 208 wells during the first six months of 2010. A total of 92 gross (87 net) operated wells were completed and brought on production during the second quarter of 2010, bringing the total number of operated wells completed and brought on production during 2010 to 153 gross (145 net). At June 30, 2010, the company had 24 rigs operating compared to 15 at December 31, 2009 and 6 at June 30, 2009. Currently, the company has 28 rigs operating, of which 15 are drilling in the Permian Basin and 8 are drilling in the Piñon Field.

Operational and Financial Statistics

Information regarding the company’s production, pricing, costs and earnings is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Production:
Natural gas (MMcf)	19,316	22,255	38,373	46,687
Oil (MBbl)(1)	1,344	722	2,555	1,440
Natural gas equivalent (MMcfe)	27,383	26,587	53,703	55,327
Daily production (MMcfed)	301	292	297	306

Average price per unit:
Realized natural gas price per Mcf - as reported	$3.41	$2.95	$4.04	$3.41
Realized impact of derivatives per Mcf	2.65	4.12	2.36	3.99

Net realized price per Mcf	$6.06	$7.07	$6.40	$7.40

Realized oil price per barrel - as reported (1)	$62.56	$51.79	$64.43	$45.13
Realized impact of derivatives per barrel (1)	3.30	4.22	2.96	4.72

Net realized price per barrel (1)	$65.86	$56.01	$67.39	$49.85

Realized price per Mcfe - as reported	$5.48	$3.88	$5.95	$4.05

Net realized price per Mcfe - including impact of derivatives per Mcfe	$7.51	$7.44	$7.78	$7.54

Average cost per Mcfe:
Lease operating	$2.05	$1.56	$1.98	$1.58
Production taxes	0.20	0.02	0.19	0.04
General and administrative:
General and administrative, excluding stock-based compensation	0.97	0.69	0.96	0.75
Stock-based compensation	0.27	0.19	0.26	0.19
Depletion	1.98	1.29	1.98	1.71

Lease operating cost per Mcfe:
Excluding offshore and tertiary recovery	$1.82	$1.40	$1.76	$1.42
Offshore operations	4.69	2.76	4.34	2.66
Tertiary recovery operations	9.30	11.00	9.69	11.08

Earnings per share:
Income (loss) per share available (applicable) to common stockholders
Basic	$0.21	$(0.52)	$0.30	$(7.38)
Diluted	0.20	(0.52)	0.30	(7.38)

Adjusted net income per share available to common stockholders	0.23	0.25	0.24	0.50

Weighted average number of common shares outstanding (in thousands):
Basic	209,161	174,154	209,153	168,767
Diluted	261,605	174,154	210,022	168,767

(1)	Includes NGLs

Discussion of Financial Results

Higher oil and natural gas prices received for production during the second quarter and first six months of 2010 resulted in net income available to common stockholders of $44.9 million and $63.5 million, respectively, compared to net loss applicable to common stockholders of $91.2 million and $1.2 billion (including a $1.3 billion non-cash ceiling impairment of oil and natural gas properties) for the second quarter and first six months of 2009, respectively.

Oil and Natural Gas Pricing and Production

Increased oil prices and production resulted in 36.0% higher second quarter 2010 total revenues of $182.4 million compared to $134.1 million in second quarter 2009. Total revenues for the first six months of 2010 were $393.4 million compared to $293.1 million for the same period in 2009. The average price received for oil production, excluding the impact of derivative contract settlements, increased 20.8% to $62.56 per barrel for second quarter 2010 from $51.79 per barrel in second quarter 2009 and increased 42.8% to $64.43 per barrel for the first six months of 2010 from $45.13 per barrel in the first six months of 2009. These higher oil prices, combined with increased oil production, resulted in a 124.8% increase in oil revenue for second quarter 2010 and a 153.2% increase in oil revenue for the first six months of 2010 compared to the same periods in 2009. The increase in oil production primarily was generated from Permian Basin assets acquired in December 2009 and by increased oil drilling beginning in the first quarter of 2010. Natural gas production declines of 13.2% and 17.8% during the three and six-month periods ended June 30, 2010, respectively, relative to the same periods in 2009 were offset by higher natural gas prices received. The average price received for natural gas production, excluding the impact of derivative contract settlements, increased 15.6% to $3.41 per Mcf for second quarter 2010 from $2.95 per Mcf in second quarter 2009 and increased 18.5% to $4.04 per Mcf for the first six months of 2010 from $3.41 per Mcf in the first six months of 2009.

Gain on Derivative Contracts

The company enters into oil and natural gas swaps for a portion of its estimated future production in order to stabilize future cash inflows for planning purposes. Second quarter 2010 results benefited by a net gain of $119.6 million ($1.7 million unrealized gain and $117.9 million realized gain) on commodity derivative contracts. This compares to a $19.0 million net loss ($113.7 million unrealized loss and $94.7 million realized gain) for the same period in 2009. For the first six months of 2010, the company recorded a net gain of $181.6 million ($21.0 million unrealized gain and $160.6 million realized gain) on commodity derivative contracts. This compares to a $187.7 million net gain ($5.5 million unrealized loss and $193.2 million realized gain) for the same period in 2009. Included in realized gains for the three and six-month periods ended June 30, 2010 are $62.4 million of gains resulting from settlements of commodity derivatives with contractual maturity dates after June 30, 2010.

Capital Expenditures

The table below summarizes the company’s capital expenditures for the three and six-month periods ended June 30, 2010 and 2009:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Drilling and production
WTO	$88,709	$48,995	$174,034	$163,243
Permian Basin	83,410	8,066	122,856	28,990
Tertiary	6,504	3,553	9,227	11,159
Other	39,959	23,091	70,680	78,428

	218,582	83,705	376,797	281,820
Leasehold and seismic
WTO	1,143	3,754	5,677	8,132
Permian Basin	11,890	284	15,410	1,043
Tertiary	88	—	88	—
Other	11,173	1,522	19,203	4,963

	24,294	5,560	40,378	14,138

Pipe inventory(1)	(24,262)	32,037	(6,805)	86,711

Total exploration and development	218,614	121,302	410,370	382,669

Drilling and oil field services	8,195	188	17,612	2,201
Midstream	16,337	17,340	36,759	41,288
Other - general	5,818	8,858	12,804	18,326

Total capital expenditures	$248,964	$147,688	$477,545	$444,484

(1)	Pipe expenditure amount for the three and six-month periods ended June 30, 2010 represents transfers of pipe to the full cost pool for use in drilling and production activities.

Derivative Contracts

The table below sets forth the company’s natural gas price and basis swaps and oil swaps for the years 2010 through 2013 and includes crude oil swaps and collars and natural gas collars from July 2010 forward that were previously placed by Arena. For 2010, current oil and natural gas derivative contracts excluding basis swaps account for 113 Bcfe at $9.29 per Mcfe. Since May 3, 2010, the company has settled various 2010 natural gas and oil swaps with contractual maturity dates after June 30, 2010, and entered into additional oil swaps for 2010, 2011, 2012 and 2013. The company currently does not have natural gas swaps for 2011, 2012 or 2013.

	Year Ending
	12/31/2010	12/31/2011	12/31/2012	12/31/2013
Crude Oil Swaps:
Volume (MMBbls)	4.75	8.29	9.55	1.46
Swap	$82.46	$86.08	$87.10	$87.82
Collar Volume (MMBbls)	0.55	0.00	0.00	0.00
Collar: High	$92.95	NM	NM	NM
Collar: Low	$66.67	NM	NM	NM

Natural Gas Swaps:
Volume (Bcf)	80.29	0.00	0.00	0.00
Swap	$7.70	NM	NM	NM
Collar Volume (Bcf)	0.92	0.00	0.00	0.00
Collar: High	$7.87	NM	NM	NM
Collar: Low	$4.00	NM	NM	NM

Natural Gas Basis Swaps:
Volume (Bcf)	82.13	104.03	113.46	14.60
Swap	$0.74	$0.47	$0.55	$0.46

Balance Sheet

The company’s capital structure at June 30, 2010 and December 31, 2009 is presented below:

	June 30, 2010	December 31, 2009
	(in thousands)

Cash and cash equivalents	$2,083	$7,861

Current maturities of long-term debt	$9,610	$12,003
Long-term debt (net of current maturities):
Senior credit facility	186,000	—
Notes payable - Drilling rig fleet and oil field services equipment	2,235	6,304
Mortgage	16,528	17,020
Senior Notes:
Senior Floating Rate Notes due 2014	350,000	350,000
8.625% Senior Notes due 2015	650,000	650,000
9.875% Senior Notes due 2016, net	351,842	351,021
8.0% Senior Notes due 2018	750,000	750,000
8.75% Senior Notes due 2020, net	442,818	442,590

Total debt	2,759,033	2,578,938

Stockholders’ equity:
Preferred stock	5	5
Common stock	204	203
Additional paid-in capital	2,978,252	2,961,613
Treasury stock, at cost	(28,726)	(25,079)
Accumulated deficit	(3,079,210)	(3,142,699)

Total SandRidge Energy, Inc. stockholders’ (deficit) equity	(129,475)	(205,957)

Noncontrolling interest	10,937	10,052

Total capitalization	$2,640,495	$2,383,033

The company’s total debt (short-term and long-term) increased $180.1 million during the first six months of 2010 due to draws on its senior credit facility to partially fund capital expenditures. Additionally, during the first six months of 2010, the company made principal payments on its rig loans and real estate loan related to the purchase of the company’s headquarters building totaling $6.5 million and $0.5 million, respectively. At June 30, 2010, the company had classified $9.6 million of its long-term debt as current. This total included $8.6 million related to its rig loan and $1.0 million related to the real estate loan. Total debt as of June 30, 2010 was $2.759 billion compared to $2.579 billion at year-end 2009. The company was in compliance with all of the financial and other covenants contained in its debt agreements at June 30, 2010.

Operational Guidance

Year Ending December 31, 2010
Projection as of August 4, 2010
Production
Natural Gas (Bcf)	78.0
Oil (MMBbls) (1)	7.0

Total (Bcfe)	120.0

Differentials
Natural Gas	$0.75
Oil (1)	11.00

Costs per Mcfe
Lifting (2)	$1.95 - $2.10
Production Taxes	0.20 - 0.25
DD&A - oil & gas	2.10 - 2.20
DD&A - other	0.40 - 0.44

Total DD&A	$2.50 - $2.64
G&A - cash	0.78 - 0.86
G&A - stock	0.30 - 0.33

Total G&A	$1.08 - $1.19
Interest Expense	$1.90 - $2.09

Corporate Tax Rate	0%
Deferral Rate	0%

Shares Outstanding at End of Period (in millions)
Common Stock	405.6
Preferred Stock (converted)	51.5

Fully Diluted	457.1

Capital Expenditures ($ in millions)
Exploration and Production	$730
Land and Seismic	50

Total Exploration and Production	$780
Oil Field Services	20
Midstream and Other	75

Total Capital Expenditures (3)	$875

(1)	Includes NGLs
(2)	Includes workover expense
(3)	Excludes acquisition costs

The company is providing new guidance for 2010 from the information previously provided on May 6, 2010. All guidance now includes the anticipated effect of the Arena acquisition.

The company has shifted its focus further to oil drilling, increasing oil production guidance to 7.0 MMBbls from 5.8 MMBbls, while retaining total production guidance of 120.0 Bcfe. The projected natural gas differential has been increased to reflect higher realized differentials in the second quarter and higher projections for the remainder of 2010. Lifting costs have increased primarily due to higher expenses associated with the company’s shift toward oil drilling and production and increased workover expenses associated with the recently acquired Permian Basin properties. DD&A—oil & gas has increased to capture the higher rate associated with properties acquired from Arena. G&A—cash expenses have been increased to account for legal and other fees associated with the Arena acquisition. G&A—stock has increased to reflect expenses associated with Arena. Shares outstanding has increased in conjunction with the Arena acquisition. Total capital expenditures have been increased to $875 million from $800 million, primarily to include drilling and projects associated with properties acquired from Arena.

Non-GAAP Financial Measures

Operating cash flow, adjusted EBITDA and adjusted net income available to common stockholders are non-GAAP financial measures.

The company defines operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities. It defines EBITDA as net income (loss) before income tax expense (benefit), interest expense and depreciation, depletion and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding interest income, (gain) loss on the sale of assets and other various non-cash items (including asset impairments, income from equity investments, noncontrolling interest, stock-based compensation, unrealized (gain) loss on derivative contracts and provision for doubtful accounts). This definition of adjusted EBITDA generally conforms to the EBITDA definition in the company’s credit agreement.

Operating cash flow and adjusted EBITDA are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow and adjusted EBITDA allow the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Management also uses the supplemental financial measure of adjusted net income available (loss applicable) to common stockholders, which excludes asset impairments, unrealized (gain) loss on derivative contracts and (gain) loss on the sale of assets from net income available (loss applicable) to common stockholders. Management uses this financial measure as an indicator of the company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income available (loss applicable) to common stockholders is not a measure of financial performance under GAAP and should not be considered a substitute for net income available (loss applicable) to common stockholders.

The tables below reconcile the most directly comparable GAAP financial measures to operating cash flow, EBITDA, adjusted EBITDA and adjusted net income available (loss applicable) to common stockholders.

Reconciliation of Net Cash Provided by Operating Activities to Operating Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)

Net cash provided by operating activities	$110,857	$68,803	$258,459	$144,147

Add (deduct):
Changes in operating assets and liabilities	24,598	31,441	(36,588)	77,279

Operating cash flow	$135,455	$100,244	$221,871	$221,426

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)

Net income (loss)	$53,515	$(91,174)	$80,752	$(1,246,031)

Adjusted for:
Income tax expense (benefit)	150	(365)	162	(1,534)
Interest expense(1)	59,858	46,324	118,099	86,825
Depreciation, depletion and amortization - other	11,820	14,034	24,123	26,760
Depreciation and depletion - oil and natural gas	54,319	34,350	106,597	94,443

EBITDA	179,662	3,169	329,733	(1,039,537)

Asset impairment	—	—	—	1,304,418
Provision for doubtful accounts	—	62	84	62
Inventory obsolescence	124	—	124	—
Income from equity investments	—	(200)	—	(434)
Interest income	(98)	(188)	(167)	(199)
Stock-based compensation	7,336	5,163	14,218	10,368
Unrealized losses (gains) on derivative contracts	2,735	109,833	(12,776)	1,823
Other non-cash expense	729	—	322	—
Loss on sale of assets	388	26,170	84	26,350

Adjusted EBITDA	$190,876	$144,009	$331,622	$302,851

(1)

Excludes unrealized loss (gain) on interest rate swap of $4.4 million and ($3.9) million for the three-month periods ended June 30, 2010 and 2009, respectively, and $8.2 million and ($3.7) million for the six-month periods ended June 30, 2010 and 2009, respectively.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)

Net cash provided by operating activities	$110,857	$68,803	$258,459	$144,147

Changes in operating assets and liabilities	24,598	31,441	(36,588)	77,279
Interest expense(1)	59,858	46,324	118,099	86,825
Other non-cash items	(4,437)	(2,559)	(8,348)	(5,400)

Adjusted EBITDA	$190,876	$144,009	$331,622	$302,851

(1)

Excludes unrealized loss (gain) on interest rate swap of $4.4 million and ($3.9) million for the three-month periods ended June 30, 2010 and 2009, respectively, and $8.2 million and ($3.7) million for the six-month periods ended June 30, 2010 and 2009, respectively.

Reconciliation of Net Income (Loss) Available (Applicable) to Common Stockholders to Adjusted

Net Income Available to Common Stockholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands, except per share data)		(in thousands, except per share data)

Net income (loss) available (applicable) to common stockholders	$44,884	$(91,174)	$63,489	$(1,246,031)

Asset impairment	—	—	—	1,304,418
Unrealized losses (gains) on derivative contracts	2,735	109,833	(12,776)	1,823
Loss on sale of assets	388	26,170	84	26,350
Effect of income taxes	(9)	(542)	(2)	(1,752)

Adjusted net income available to common stockholders	47,998	44,287	50,795	84,808
Preferred stock dividends	8,631	—	17,263	—

Total adjusted net income	$56,629	$44,287	$68,058	$84,808

Weighted average number of common shares outstanding
Basic	209,161	174,154	209,153	168,767
Fully diluted(1)	261,605	209,668	261,518	204,313

Per share - basic	$0.23	$0.25	$0.24	$0.50

Per share - fully diluted	$0.22	$0.21	$0.26	$0.42

(1)	Weighted average fully diluted common shares outstanding for certain periods presented includes shares that are considered antidilutive for calculating earnings per share in accordance with GAAP.

Conference Call Information

The company will host a conference call to discuss these results on Thursday, August 5, 2010 at 8:00 am CDT. The telephone number to access the conference call from within the U.S. is 800-573-4754 and from outside the U.S. is 617-224-4325. The passcode for the call is 69055143. An audio replay of the call will be available from August 5, 2010 until 11:59 pm CDT on September 6, 2010. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 86956020.

A live audio webcast of the conference call also will be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the company’s website for 30 days.

Conference Participation

SandRidge Energy, Inc. will participate in the following upcoming events:

•	August 18, 2010 – Tuohy Brothers’ Natural Gas Infrastructure and Production Conference
•	August 31-September 2, 2010 – Simmons 2010 European Energy Conference
•	September 15, 2010 – Barclays Capital 2010 CEO Energy Conference
•	September 16, 2010 – 2010 Credit Suisse Global Credit Products Conference
•	September 29, 2010 – Deutsche Bank 2010 Energy Conference

At 8:00 am Central Time on the day of each presentation, the corresponding slides and webcast information will be accessible on the Investor Relations portion of the company’s website at www.sandridgeenergy.com. Please check the website for updates regularly as this schedule is subject to change. Also, please note that SandRidge Energy, Inc. intends for its website to be used as a reliable source of information for all future events in which it may participate. Slides and webcasts (where applicable) will be archived and available for at least 30 days after each presentation.

Third Quarter 2010 Earnings Release and Conference Call

November 4, 2010 (Thursday) – Earnings press release after market close

November 5, 2010 (Friday) – Earnings conference call at 8:00 am CDT

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)

Revenues:
Oil and natural gas	$149,995	$103,039	$319,580	$224,280
Drilling and services	3,901	5,097	9,661	11,408
Midstream and marketing	22,598	19,642	50,587	45,598
Other	5,945	6,321	13,606	11,826

Total revenues	182,439	134,099	393,434	293,112

Expenses:
Production	56,009	41,591	106,281	87,325
Production taxes	5,404	593	10,242	2,084
Drilling and services	1,024	5,791	8,233	10,716
Midstream and marketing	19,779	18,933	45,285	42,821
Depreciation and depletion - oil and natural gas	54,319	34,350	106,597	94,443
Depreciation, depletion and amortization - other	11,820	14,034	24,123	26,760
Impairment	—	—	—	1,304,418
General and administrative	33,865	23,632	65,539	52,117
(Gain) loss on derivative contracts	(119,621)	18,992	(181,573)	(187,655)
Loss on sale of assets	388	26,170	84	26,350

Total expenses	62,987	184,086	184,811	1,459,379

Income (loss) from operations	119,452	(49,987)	208,623	(1,166,267)

Other income (expense):
Interest income	98	188	167	199
Interest expense	(64,259)	(42,419)	(126,348)	(83,167)
Income from equity investments	—	200	—	434
Other (expense) income, net	(530)	483	706	1,243

Total other (expense) income	(64,691)	(41,548)	(125,475)	(81,291)

Income (loss) before income taxes	54,761	(91,535)	83,148	(1,247,558)
Income tax expense (benefit)	150	(365)	162	(1,534)

Net income (loss)	54,611	(91,170)	82,986	(1,246,024)
Less: net income attributable to noncontrolling interest	1,096	4	2,234	7

Net income (loss) attributable to SandRidge Energy, Inc.	53,515	(91,174)	80,752	(1,246,031)
Preferred stock dividends	8,631	—	17,263	—

Income available (loss applicable) to SandRidge Energy, Inc. common stockholders	$44,884	$(91,174)	$63,489	$(1,246,031)

Earnings (loss) per share:
Basic	$0.21	$(0.52)	$0.30	$(7.38)

Diluted	$0.20	$(0.52)	$0.30	$(7.38)

Weighted average number of common shares outstanding:
Basic	209,161	174,154	209,153	168,767

Diluted	261,605	174,154	210,022	168,767

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,083	$7,861
Accounts receivable, net	103,409	105,476
Derivative contracts	63,737	105,994
Inventories	4,295	3,707
Costs in excess of billings	46,452	12,346
Other current assets	6,150	20,580

Total current assets	226,126	255,964

Oil and natural gas properties, using full cost method of accounting
Proved	6,356,837	5,913,408
Unproved	249,840	281,811
Less: accumulated depreciation, depletion and impairment	(4,322,819)	(4,223,437)

	2,283,858	1,971,782

Other property, plant and equipment, net	499,915	461,861
Restricted deposits	27,860	32,894
Derivative contracts	25,792	—
Other assets	65,112	57,816

Total assets	$3,128,663	$2,780,317

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$9,610	$12,003
Accounts payable and accrued expenses	315,893	203,908
Derivative contracts	7,480	7,080
Asset retirement obligation	2,553	2,553

Total current liabilities	335,536	225,544

Long-term debt	2,749,423	2,566,935
Other long-term obligations	15,348	14,099
Derivative contracts	31,419	61,060
Asset retirement obligation	115,475	108,584

Total liabilities	3,247,201	2,976,222

Commitments and contingencies

Equity:
SandRidge Energy, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 50,000 shares authorized:
8.5% Convertible perpetual preferred stock; 2,650 shares issued and outstanding at June 30, 2010 and December 31, 2009; aggregate liquidation preference of $265,000	3	3
6.0% Convertible perpetual preferred stock; 2,000 shares issued and outstanding at June 30, 2010 and December 31, 2009; aggregate liquidation preference of $200,000	2	2
Common stock, $0.001 par value, 400,000 shares authorized; 212,836 issued and 210,600 outstanding at June 30, 2010 and 210,581 issued and 208,715 outstanding at December 31, 2009	204	203
Additional paid-in capital	2,978,252	2,961,613
Treasury stock, at cost	(28,726)	(25,079)
Accumulated deficit	(3,079,210)	(3,142,699)

Total SandRidge Energy, Inc. stockholders’ (deficit) equity	(129,475)	(205,957)
Noncontrolling interest	10,937	10,052

Total (deficit) equity	(118,538)	(195,905)

Total liabilities and equity	$3,128,663	$2,780,317

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2010	2009
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$82,986	$(1,246,024)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	84	62
Inventory obsolescence	124	—
Depreciation, depletion and amortization	130,720	121,203
Impairment	—	1,304,418
Debt issuance costs amortization	5,121	3,677
Discount amortization on long-term debt	1,049	—
Unrealized (gain) loss on derivative contracts	(12,776)	1,823
Loss on sale of assets	84	26,350
Investment loss (income)	261	(17)
Income from equity investments	—	(434)
Stock-based compensation	14,218	10,368
Changes in operating assets and liabilities	36,588	(77,279)

Net cash provided by operating activities	258,459	144,147

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property, plant and equipment(1)	(427,336)	(524,266)
Proceeds from sale of assets	6,042	253,968
Refunds of restricted deposits	5,095	—

Net cash used in investing activities	(416,199)	(270,298)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	841,914	1,431,765
Repayments of borrowings	(662,869)	(1,645,278)
Dividends paid - preferred	(11,263)	—
Noncontrolling interest distributions	(1,506)	(11)
Noncontrolling interest contributions	157	—
Proceeds from issuance of convertible perpetual preferred stock, net	(87)	243,289
Proceeds from issuance of common stock, net	—	107,699
Stock-based compensation excess tax benefit	14	(2,165)
Purchase of treasury stock	(2,852)	(522)
Debt issuance costs	(11,546)	(8,641)

Net cash provided by financing activities	151,962	126,136

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,778)	(15)
CASH AND CASH EQUIVALENTS, beginning of year	7,861	636

CASH AND CASH EQUIVALENTS, end of period	$2,083	$621

Supplemental Disclosure of Noncash Investing and Financing Activities:
Change in accrued capital expenditures(1)	$50,209	$(79,782)
Convertible perpetual preferred stock dividends payable	$14,447	$—

(1)	Capital expenditures on an accrual basis were $477,545 and $444,484 for the six-month periods ended June 30, 2010 and 2009, respectively.

For further information, please contact:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Note to Investors—This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “Operational Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of rates of return, drilling rigs operating, startup of the Century Plant, future oil and natural gas production, shares outstanding, pricing differentials, operating costs and capital spending, treating capacity, exploration efforts, and descriptions of our development plans. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, risks associated with our ability to consummate our acquisition of Arena Resources, Inc. and to realize the benefits anticipated from such acquisition, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A—“Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2009; Part II, Item 1A—“Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010; and in comparable “risk factors” sections of our Quarterly Reports on Form 10-Q filed after the date of this press release. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the West Texas Overthrust, Permian Basin, Mid-Continent, Cotton Valley Trend in East Texas, Gulf Coast and the Gulf of Mexico. SandRidge’s internet address is www.sandridgeenergy.com.